Exhibit 99.1

Investor Contact:	Michael E. Conley	(972) 443-6557
Media Contact:	Lars E. Rosene	(469) 420-3264
FOR IMMEDIATE RELEASE
Flowserve Expects to Announce 2004 Results and File 10-K in Fourth Quarter
DALLAS — Sept. 30, 2005 — Flowserve Corp. (NYSE: FLS) today said it expects to announce 2004 annual financial results and subsequently file its 2004 Form 10-K report with the Securities and Exchange Commission in the fourth quarter of 2005. The company said that it is not ready to provide 2004 annual financial information by the end of September, as it previously anticipated, due to the remaining work needed to complete 2004 financial statements, its restatement of prior year periods and related audits.
“Despite the delay, we have made substantial progress toward completing our financials,” said Chief Financial Officer Mark A. Blinn. “We remain committed to ensuring that our closing process and restatement are thorough and complete.” In addition to working on previously announced restatement issues, Flowserve’s finance team recently identified additional items primarily related to fixed assets and hedge accounting under Financial Accounting Statement 133, which have taken more time to review.
Flowserve is restating financial results for 2000 through 2003 and quarterly results for the first quarter of 2004. Some of the restatement adjustments relate to periods prior to 2000.
The company now expects the cumulative impact of the restatement will be less than $30 million, which includes, among other things, adjustments related to intercompany accounts, non-U.S. pension accruals, unreconciled accounts, fixed asset charges, accounting for long-term contracts, deferred tax accounts and other tax matters, including the previously announced pending IRS audit. These adjustments will be reflected as a reduction in net income and beginning retained earnings for the relevant prior periods. The primary source of the increase from the previously disclosed $20 million estimate of the restatement amount relates to additional fixed asset charges for the periods of the restatement and earlier years.
Flowserve President and Chief Executive Officer Lewis M. Kling confirmed his optimism for Flowserve and the future. “I continue to see many strong positives for Flowserve. We are continuing to see good bookings growth. Based on July and August results, and our September forecast, we currently expect an increase of 15 percent to 20 percent in our third quarter bookings compared with the prior year period. Our key end-markets are strong and are expected to get even better. We are continuing to improve the efficiency of our manufacturing operations and supply chain. Our company has strengthened its capital structure through our $1 billion refinancing completed in August and the early redemption of our 12.25 percent subordinated notes on Sept. 12, which should save us more than $20 million in interest expense annually. Our lenders, as part of this successful refinancing, have already consented to our planned 2004 Form 10-K filing in the fourth quarter. We are making substantial progress on completing our restatement work and the 2004 audit. And, we now have our full officer team in place to help drive our strategies forward throughout the company. I am convinced that Flowserve is moving forcefully in the right direction.”
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.
SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future financial and market conditions, operations and results. In some cases forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “forecast,” “plans,” “projects,” “seeks,” “anticipate,” “believe,” “estimate,” “predicts,” “potential,” “continue,” “intends,” or other comparable terminology. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: changes in the financial markets and the availability of capital; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its current operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq and its potential impact on Middle Eastern markets and global petroleum producers; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in areas inside and outside the U.S.; unanticipated difficulties or costs associated with the implementation of systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning the company’s combined operations with acquired companies; the company’s ability to meet the financial covenants and other requirements in its financing agreements; the threat of future terrorist attacks and the response of the U.S. to those attacks; technological developments in the company’s products as compared with those of its competitors; changes in prevailing interest rates and the effective interest costs that the company bears; adverse changes in the regulatory climate and other legal obligations imposed upon the company; delays in meeting the deadline for the report of management and the independent auditor on the company’s internal controls over financial reporting and related certification; the possibility of continuing delays in filing its periodic public reports; the possibility of adverse consequences of governmental tax audits of company tax returns, including a pending IRS audit of the company’s U.S. tax returns for the years 1999-2001; and the company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues with profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends. Flowserve undertakes no obligation to, but may choose to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.
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